UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 15, 2005

SBC COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 E. Houston, San Antonio, Texas	78205
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

__________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Throughout this document, the Registrant, SBC Communications Inc., is referred to as “we” or “SBC.”

On June 16, 2005, SBC and WilTel Communications, LLC (“WilTel”), a wholly owned, indirect subsidiary of Leucadia National Corporation, announced an agreement to terminate their existing Master Alliance Agreement, Transport Services Agreement and Network Development and Operation Agreement (“Old SA”) and to enter into a new Master Service Agreement (“New SA”). The New SA is effective as of June 15, 2005 and will expire on December 31, 2009, unless earlier terminated. The terms of the New SA are not contingent on the closing of SBC’s pending acquisition of AT&T Corp. (“AT&T Acquisition”).

Under the terms of the New SA, SBC will pay a fee of $236 million to terminate the Old SA immediately, thereby facilitating the planning for a transition of services upon the closing of the AT&T Acquisition. $11 million of this fee will be due on January 3, 2006 and the remainder will be paid in twelve equal monthly installments beginning on the earlier of: (i) the closing or termination of the AT&T Acquisition or (ii) April 30, 2006.

SBC has agreed to spend a total of $600 million over the three calendar years of 2005, 2006 and 2007, and a total of $75 million over the two calendar years of 2008 and 2009, for services to be provided on WilTel’s network. Although SBC has purchased access and other services not provided on WilTel’s network through WilTel under the Old SA, SBC has no commitment to purchase such services under the New SA, which will allow SBC to efficiently manage such costs. Services valued at $92 million have been purchased by SBC during the first 4 months of 2005, resulting in an outstanding balance of $508 million remaining for the three-year period. In addition, SBC is entitled to an $18 million credit against services purchased during the remainder of 2005. If SBC fails to spend the required $600 million or $75 million during the respective designated periods, SBC will pay the amount of any deficiency and receive a credit equal to such amount to be used for future services. If SBC spends more than $600 million during the initial three-year period, any excess will be credited toward the $75 million commitment in the second period. In addition, SBC has agreed to pay up to $50 million in incentive payments should WilTel achieve certain service performance goals during 2006 and 2007.

SBC will record a pre-tax charge of approximately $236 million in the second quarter of 2005 as a result of the fee paid to terminate the Old SA.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in SBC’s filings with the Securities and Exchange Commission. SBC disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBC COMMUNICATIONS INC.

Date: June 16, 2005	By: /s/ John J. Stephens John J. Stephens Vice President and Controller